Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of August 10, 2009

between

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

and

DEWIND, INC.

and

COMPOSITE TECHNOLOGY CORPORATION

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 10, 2009 (the “Agreement”), between Daewoo Shipbuilding & Marine Engineering Co., Ltd., a Korean corporation (“Buyer”), DeWind, Inc., a Nevada corporation (“Seller”), and Composite Technology Corporation (“CTC”).

WHEREAS, Seller is engaged in the business of designing, developing, assembling, manufacturing and selling wind turbines for the production of wind energy and the development and management of “wind farms” for the harnessing and sale of wind energy (the “Business”);

WHEREAS, the parties desire that the Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement; and

WHEREAS, to induce Buyer to enter into this Agreement, CTC has agreed to enter into this Agreement and be subject to certain covenants provided hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.

“Accounts Receivable” means (a) any Seller trade accounts receivable and other rights to payment from customers of the Business and (b) any other account or note receivable Related to the Business, together with, in each case, the full benefit of any security interest of Seller.

“Actual Knowledge” of Seller means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller and Seller Subsidiaries.

“Adjusted Cash Consideration” means the amount of the Cash Consideration reduced by the amount of the Deficit Amount or increased by the amount of the Excess Amount, as applicable.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the Bill of Sale, Share Transfer Agreement, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including, without limitation, any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, paid time off, relocation, employee assistance, company awards, salary continuation, sick leave, disability, death benefit, worker's compensation, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, fund, program, policy or other arrangement, whether or not subject to ERISA.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case Related to the Business, including books and records relating to Seller Intellectual Property and the employee and personnel records of the Transferred Employees.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Irvine, California are authorized or required by Law to close.

“Business Employee” means any individual employed by Seller in or in connection with the Business.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Debt Security” means (a) securities evidencing Indebtedness, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding the securities described in clause (a).

“Environmental Laws” means any applicable statute, ordinance, or regulation of any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the treatment, storage, handling, or disposal of Hazardous Substances, in each case, as amended or in effect on or prior to the Closing Date.

“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.

“Equity Security” means (a) shares of Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with Seller, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the escrow agreement between the Buyer, Seller and the Escrow Agent relating to the management of the Escrow Fund in the form attached hereto as Exhibit D.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, or hazardous waste under any Environmental Law, including, petroleum, polychlorinated biphenyls, and friable asbestos.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (a) located on the Real Property, (b) in transit from suppliers of the Business, (c) held for delivery or as prepaid inventory by suppliers of the Business, (d) held at warehouses for the benefit of Seller or any Seller Subsidiaries, or (e) held on consignment by third parties.

“Knowledge” of Seller means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller and Seller Subsidiaries, together with such knowledge that such directors and executive officers should reasonably be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change or event that is materially adverse to (i) the Purchased Assets, the Assumed Liabilities, the Business as currently conducted or the operations and condition of Seller and Seller Subsidiaries, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Seller or Seller Subsidiaries operate, whether international, national, regional or local, (b) any change of Law, accounting standards or regulatory policy adopted or approved by any Governmental Entity or proposed by any Person, (c) changes or adverse conditions in the securities markets, including those relating to debt financing, (d) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (e) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement, or (ii) Seller’s ability to perform its obligations hereunder.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable or which are being contested in good faith by Seller or its Affiliates, in either case, with respect to which the Seller maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property, (c) any deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, or public or statutory obligations of a like general nature incurred in the ordinary course of business, (d) any statutory Liens for utility assessments or other charges or assessments, in each case, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or its Affiliates, (e) any Liens securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, bid or performance bonds or other obligations of a like general nature incurred in the ordinary course of business, (f) any Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security have been provided or are fully covered by insurance, (g) any security interest, Lien or right in favor of any vendor of tangible personal property (including any tangible personal property financed with purchase money and any capital leases), (h) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (i) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Entity to regulate a property, (j) any Lien set forth in any franchise or governing ordinance under which any portion of the Business is conducted, (k) all rights of condemnation, eminent domain or other similar rights of any Person, (l) any Lien to be released on or prior to, or as a result of, Closing, (m) any Lien securing any obligation to pay any Assumed Liability, and (n) any other Lien which does not materially interfere with Seller’s use of the assets used in its Businesses.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by Seller or Seller Subsidiaries Related to the Business at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any environmental permit required under any Environmental Law by any Governmental Entity, (iii) the release, use, generation, storage, transportation, treatment, sale or other off-site disposal of hazardous substances.

“Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise relating to, or arising out of, the operation or conduct of the Business.

“Release” or “Released” has the meaning set forth in 42 U.S.C. Section 9601(22).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller Subsidiaries” means DeWind Purchasing GmbH, DeWind Energy Development Company, LLC, DeWind SWI Wind Farms, LLC, Little Pringle 1, LLC, Little Pringle 2, LLC, Big Pringle LLC and Palo Duro, LLC.

“Share Transfer Agreement” means the agreement between Buyer and Seller for the transfer of all Seller Capital Stock in DeWind Purchasing GmbH to Buyer in the form attached hereto as Exhibit E.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Volker IP” means the patents with the following patent file numbers: DE10310639 and EP1457673.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

 “$” means United States dollars.

1.2          Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Accounting Principles	2.6(a)(i)
Action	4.19(a)
Agreement	Preamble
Allocation Statement	2.7
Altersteilzeit	7.4(b)(ix)

Applicable Survival Period	10.1(d)
Assigned Contracts	2.1(d)
Assignment and Assumption Agreement	3.2(b)
Assignment and Assumption of Lease	3.2(g)
Assumed Liabilities	2.3
Audited Financial Statements	4.5(a)(i)
Balance Sheet	4.5(b)
Balance Sheet Date	4.5(b)
Base Net Assets	2.6(a)(ii)
Business	Recitals
Business Authorizations	4.11(a)
Buyer	Preamble
Buyer Closing Certificate	8.3(c)
Buyer Disclosure Schedule	Preamble Article V
Buyer Indemnitees	10.2(a)
Cash Consideration	2.5(a)
Closing	3.1
Closing Assets	2.6(a)(iii)
Closing Date	3.1
Closing Liabilities	2.6(a)(iv)
Closing Net Assets	2.6(a)(v)
Closing Net Assets Statement	2.6(a)(vi)
COBRA	7.4(i)
Confidentiality Agreement	6.3
Consents	4.4(a)
Copyrights	4.15(a)
CTC	Recitals
Deficit Amount	2.6(e)(i)
DOJ	7.1(a)
Escrow Agent	3.3(a)
Escrow Fund	3.3(a)
Excess Amount	2.6(e)(ii)
Excluded Assets	2.2
Excluded Contracts	2.2(b)
Excluded Liabilities	2.4
Final Net Assets	2.6(a)(vii)
Financial Statements	4.5(a)
Foreign Plans	4.20(q)
FTC	7.1(a)
German Employees	7.4(b)(i)

In-Bound Licenses	4.15(c)
Independent Expert	2.6(d)
Intellectual Property	4.15(a)
Intellectual Property Rights	4.15(a)
Interim Balance Sheet	4.5(b)
Interim Balance Sheet Date	4.5(b)
Interim Financial Statements	4.5(a)(ii)
Lease	4.14(c)
Leased Real Property	4.14(b)
Liabilities	4.6
Losses	10.2(a)
Marks	4.15(a)
Material Contract	4.17(a)
Minor Contracts	4.17(b)
Names	7.3(a)
Noncompetition Period	6.8(a)
Notice of Claim	10.4(a)
Notice of Objection	2.6(c)
Out-Bound Licenses	4.15(d)
Patents	4.15(a)
Pension Plan	4.20(b)
Pensionssicherungsverein	7.4(b)(ix)
Personal Property	4.12(a)
Policies	4.23(a)
Post-Closing Tax Period	7.5(e)
Pre-Closing Tax Period	7.5(e)
Products	4.24(a)
Proprietary Information	4.15(a)
Purchase Price	2.5(a)
Purchased Assets	2.1
Qualified Lawsuit	7.12
Real Property	4.14(b)
Representatives	6.3
Restricted Business	6.8(a)
Restricted Contract	2.8(a)
Review Period	2.6(c)
Section 1060 Forms	2.7
Seller	Preamble
Seller Benefit Plans	4.20(a)
Seller Closing Certificate	8.2(c)

Seller Disclosure Schedule	Preamble Article IV
Seller Employees	2.4(f)
Seller Benefit Plans	4.20(a)
Seller Indemnitees	10.3(a)
Seller Intellectual Property	4.15(e)
Seller Owned Intellectual Property	4.15(b)
Seller Registered Items	4.15(f)
Software	4.15(a)
Subsidiary Stock	4.3(a)
Third Party Claim	10.4(a)
Third Party Defense	10.4(b)
Transferred Employees	7.4(a)(ii)
Transition Services Agreement	7.10
Unexpected Employees	7.4(b)(v)
Wertguthaben	7.4(b)(ix)

ARTICLE II

PURCHASE AND SALE

2.1          Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens, except for Permitted Liens, the entire right, title and interest of Seller in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”).  The Purchased Assets include, but are not limited to, the following assets, properties and rights:

(a)           all Inventory, including, but not limited to, the Inventory set forth in Schedule 2.1(a) to the extent each such item of Inventory remains Inventory of Seller as of the Closing Date;

(b)           all Equipment, including, but not limited to, the Equipment set forth in Schedule 2.1(b) to the extent each such item of Equipment remains Equipment of Seller as of the Closing Date;

(c)           all Seller Intellectual Property, including, but not limited to, the Seller Intellectual Property set forth in Schedule 2.1(c);

(d)           all Contracts Related to the Business (including In-Bound Licenses) set forth on Schedule 2.1(d) which shall not include any Benefit Plans or related contracts covering Business Employees in the U.S. (the “Assigned Contracts”);

(e)           all Accounts Receivable, including, but not limited to, the receivables for the accounts set forth in Schedule 2.1(e) to the extent each such account remains an Account Receivable as of the Closing Date;

(f)            all Business Authorizations that are permitted to be transferred under applicable Law, including, but not limited to, the authorizations set forth in Schedule 2.1(f);

(g)           all Books and Records, including, but not limited to, the items set forth in Schedule 2.1(g);

(h)           all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities, including, but not limited to, the items set forth in Schedule 2.1(h) to the extent such claims, etc., remain assets of Seller as of the Closing Date;

(i)            all insurance benefits other than those relating to any Benefit Plans covering Business Employees in the U.S., including rights and proceeds, arising from or relating to the other Purchased Assets or the Assumed Liabilities, including, but not limited to, the insurance benefits set forth in Schedule 2.1(i) (excluding any related to Benefit Plans) to the extent such benefits remain assets of Seller as of the Closing Date;

(j)            all prepaid expenses Related to the Business, including, but not limited to, the expenses set forth in Schedule 2.1(j) to the extent such prepaid expenses remain assets of Seller as of the Closing Date;

(k)           all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller for the performance of an Assigned Contract, including, but not limited to, the deposits and securities set forth in Schedule 2.1(k) to the extent such security deposits, earnest deposits and other forms of deposit or security remain assets of Seller as of the Closing Date;

(l)            all of Seller’s equity interest in the Seller Subsidiaries directly owned by Seller; and

(m)          all goodwill of the Business as going concern.

2.2          Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):

(a)           subject to Section 2.1(k) of this Agreement, all cash, cash equivalents and bank accounts of Seller;

(b)           all Contracts that are not Assigned Contracts (the “Excluded Contracts”), including, but not limited to, the Contracts listed on Schedule 2.2(b) and all Benefit Plans and related contracts covering Business Employees in the U.S.;

(c)           the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d)           all Policies and, subject to Section 2.1(i) hereof, all rights and benefits thereunder;

(e)           the assets, properties and rights specifically set forth on Schedule 2.2(e);

(f)            the rights that accrue or will accrue to Seller under this Agreement and the Ancillary Agreements;

(g)           Any Tax refunds for Tax periods ending on or before the Closing Date and for Pre-Closing Tax Periods except for Tax refunds of any Seller Subsidiary to the extent such Tax refunds represent the carry-back of net operating losses arising during the Post-Closing Tax Period; and

(h)           any Assets relating to CTC, CTC’s Subsidiaries or CTC’s Affiliates (other than Seller and Seller Subsidiaries).

2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer  shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, only the following Liabilities of Seller (the “Assumed Liabilities”), and no other Liabilities:

(a)           all accounts payable to trade creditors of the Business that are unpaid at the Closing Date and that either (i) are reflected on the Interim Balance Sheet or (ii) arose in the ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date;

(b)           all Liabilities that remain unpaid or unperformed in respect of the Assigned Contracts (except to the extent set forth in Section 2.4(c)) except for such Liabilities under the Assigned Contracts listed on Schedule 2.1(d) as “DeWind Ltd. Contracts”;

(c)           all customer turbine advance payments and deposits; and

(d)           the Liabilities set forth in Schedule 2.3(d).

2.4          Excluded Liabilities. Buyer will not assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3.  Without limiting the generality of the foregoing, in no event shall Buyer assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:

(a)           all Liabilities for (i) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of Seller or any Affiliate of Seller (other than Seller Subsidiaries);

(b)           all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

(c)           all product Liability and similar claims for damages or injury to person or property and claims of infringement of Intellectual Property Rights, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by Seller, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;

(d)           all Pre-Closing Environmental Liabilities;

(e)           all Indebtedness of the Business (other than Indebtedness included in the Assumed Liabilities);

(f)            to the extent permitted by Law, all Liabilities relating to any Person who is or was an employee of Seller, including any Person whose employment with the Business was terminated prior to the Closing (current or former) (“Seller Employees”) and their dependents;

(g)           all Liabilities relating to current or former Benefit Plans of Seller and its ERISA Affiliates;

(h)           all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts;

(i)            any Liabilities arising from the consulting relationship with Harrowand S.L., including any accounts payable and any costs, fees or damages associated with any litigation related thereto (as described in Section 4.19(a) of the Seller Disclosure Schedule).

(j)            any Liabilities relating to CTC, CTC’s Subsidiaries or CTC’s Affiliates (other than Seller and Seller Subsidiaries); and

(k)           all other Liabilities not expressly assumed in Section 2.3 hereof.

2.5          Purchase Price.  The consideration to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) shall be (i) $46,500,000 (the “Cash Consideration”), subject to adjustment as set forth in Section 2.6, and (ii) the assumption of the Assumed Liabilities.

2.6          Purchase Price Adjustment.

(a)          For purposes of this Section 2.6, the following terms shall have the meanings assigned to them in this Section 2.6(a):

(i)           “Accounting Principles” means GAAP applied on a basis consistent with its application in the preparation of the Balance Sheet; provided that, for all purposes under this Section 2.6 (including preparation of the Closing Net Assets Statement and the value of Closing Assets), the Intellectual Property that had been transferred from DeWind Ltd. to DeWind, Inc. on September 30, 2008 shall be valued at $6,002,000, notwithstanding GAAP or any other accounting principles and not subject to any adjustments.

(ii)          “Base Net Assets” means $25,288,000.

(iii)         “Closing Assets” means all assets, net of applicable reserves, of the Business as of the Closing Date that are Purchased Assets, calculated in accordance with the Accounting Principles.

(iv)         “Closing Liabilities” mean all Liabilities of the Business as of the Closing Date that are Assumed Liabilities, calculated in accordance with the Accounting Principles.

(v)          “Closing Net Assets” means Closing Assets minus Closing Liabilities (without double-counting the amount of any reserves).

(vi)         “Closing Net Assets Statement” means an unaudited statement of Closing Net Assets that is prepared in accordance with the Accounting Principles and that is in the form of, and in no less detail than, Exhibit F.

(vii)        “Final Net Assets” means the Closing Net Assets (A) as shown in the Closing Net Assets Statement delivered by Buyer to Seller pursuant to Section 2.6(b), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 2.6(c); or (B) if a Notice of Objection is so delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.6(d) or (2) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.6(d).

(b)           Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller the Closing Net Assets Statement which shall set forth Buyer’s calculation of Closing Net Assets.  At Buyer’s option, upon 5 Business Day’s prior written notice to Seller, Buyer may conduct a physical inventory for purposes of preparing the Closing Net Assets Statement, and Seller and its representatives shall have the right to observe the taking of such physical inventory.

(c)           Upon receipt from Buyer, Seller shall have 15 days to review the Closing Net Assets Statement (the “Review Period”).  If Seller disagrees with Buyer’s computation of Closing Net Assets, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of Closing Net Assets.  Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Net Assets based on such objections.  To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Net Assets Statement.

(d)          Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Net Assets and the Closing Net Assets Statement shall be final, conclusive and binding.  If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Assets.  If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Joseph R. Rosenbaum, Partner in the San Francisco office of Ernst & Young LLP, or, if such person is not available, another mutually acceptable person employed at Ernst & Young LLP (or, if such firm shall decline or is unable to act, or has a conflict of interest with Buyer or Seller or any of their respective Affiliates, another nationally recognized independent accounting firm mutually acceptable to Buyer and Seller) (the “Independent Expert”).  The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Assets set forth in the Closing Net Assets Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review.  Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Assets; provided that in no event shall Closing Net Assets as determined by the Independent Expert be less than Buyer’s calculation of Closing Net Assets set forth in the Closing Net Assets Statement nor more than Seller’s calculation of Closing Net Assets set forth in the Notice of Objection.  The decision of the Independent Expert shall be final, conclusive and binding on the parties. Each of Buyer and Seller shall bear half of all costs and expenses of the Independent Expert.  Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)          Within three (3) Business Days after Final Net Assets has been finally determined pursuant to this Section 2.6,

(i)           if Final Net Assets is less than the Base Net Assets, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in Section 2.6(f), an amount of cash equal to the difference between the Base Net Assets and Final Net Assets (the “Deficit Amount”); or

(ii)          if Final Net Assets exceeds the Base Net Assets, Buyer shall pay to Seller, in the manner as provided in Section 2.6(f), an amount of cash equal to the difference between Final Net Assets and the Base Net Assets (the “Excess Amount”).

(f)           Any payment required to be made pursuant to Section 2.6(e) shall be made within three (3) days of such determination by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account designated in writing by Buyer, if there is a Deficit Amount, or Seller, if there is an Excess Amount, at least one Business Day prior to such transfer.

(g)           Subject to Section 10.7(e), any rights accruing to a party under this Section 2.6 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any party under this Section 2.6 shall not be subject to the terms of Article X.

2.7          Allocation.  As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer, after consultation with, and approval of, Buyer, an allocation statement setting forth Seller’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”).  In the event that the Purchase Price is adjusted pursuant to Section 2.6, Seller shall deliver to Buyer a revised Allocation Statement as soon as reasonably practicable following the determination of Final Net Assets.  Except as otherwise required by Law, Buyer and Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith.  Buyer and Seller shall cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

2.8          Consents; Assigned Contracts.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Assigned Contracts or any benefit arising under or resulting from any such Assigned Contract if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to such Assigned Contract, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Assigned Contract.  If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by, Buyer of any interest in, or Liability under, any Assigned Contract requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained.  If such Consent is obtained with respect to such an Assigned Contract, then immediately and automatically upon such obtainment (x) such Assigned Contract shall for all purposes hereunder be deemed to be a Purchased Asset sold, assigned, transferred, conveyed, delivered, and assumed as of the Closing Date, and (y) all Liabilities under such Assigned Contract (except for such Liabilities that would have been Excluded Liabilities if such Assigned Contract had been a Purchased Asset as of the Closing) shall for all purposes hereunder be deemed to be Assumed Liabilities assumed by Buyer as of the Closing Date.  Subject to Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b)           To the extent that any Consent in respect of a Restricted Contract shall not have been obtained on or before the Closing Date,  Seller shall use its commercially reasonable efforts to obtain any such Consent after the Closing Date.  Seller shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Restricted Contract; provided that, to the extent that Buyer receives any benefits of or under any Restricted Contract, all Liabilities under such Restricted Contract (except for such Liabilities that would have been Excluded Liabilities if such Restricted Contract had been a Purchased Asset as of the Closing) shall for all purposes hereunder be deemed to be Assumed Liabilities (and shall be the obligation of Buyer) to the fullest extent that performance of such Liabilities is necessary to obtain and maintain such benefits.

ARTICLE III

CLOSING

3.1          Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa St., Los Angeles, CA 90017, at 10:00 a.m. on a date to be specified by the parties which shall be no later than five (5) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  Each of CTC, Seller and Buyer shall use their commercially reasonable efforts to work expeditiously to cause the Closing to occur as soon as practicable.

3.2          Deliveries by Seller at the Closing.  At the Closing, Seller shall deliver to Buyer the following:

(a)           a Bill of Sale in the form of Exhibit A hereto duly executed by Seller;

(b)           an Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller;

(c)           Intellectual Property Assignments in the form of Exhibit C hereto duly executed by Seller;

(d)           The Escrow Agreement duly executed by Seller;

(e)           with respect to each Lease of Seller, if any, an Assignment and Assumption of Lease in form and substance reasonably satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) duly executed by Seller;

(f)            the Power of Attorney contemplated by Section 6.9 duly executed by Seller and the Power of Attorney contemplated by Sections 7.7(c) duly executed by Seller;

(g)           the Seller Closing Certificate;

(h)           a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller that is selling Purchased Assets to Buyer pursuant hereto;

(i)            a duly executed Share Transfer Agreement; and

(j)            such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

3.3          Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(a)           the Cash Consideration, which Buyer shall deliver as follows: (i) an amount equal to 85% of the Cash Consideration by wire transfer to an account of Seller designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date, and (ii) an amount equal to 15% of the Cash Consideration to U.S. Bank National Association as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Fund”) to secure indemnification obligations of Seller set forth in this Agreement;

(b)           the Assignment and Assumption Agreement duly executed by Buyer;

(c)           with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(d)           the Escrow Agreement duly executed by Buyer;

(e)           the Buyer Closing Certificate; and

(f)            such other good and sufficient instruments as Seller reasonably deems necessary and appropriate to relieve Seller and CTC of their obligations with respect to the Assumed Liabilities (including, with respect to Parent Guarantees, as set forth in Section 7.9).

3.4              Resolution of Qualified Lawsuits.  If as of immediately prior to the Closing, the pendency of the Qualified Lawsuits may cause, in the reasonable judgment of Buyer, either (a) a failure of any condition or conditions set forth in Section 8.2, (b) a material breach of any representation or covenant of Seller contained in this Agreement, or (c) a material impairment on the part of Buyer to take possession of the Purchased Assets or operate the Business following the Closing, then Buyer and Seller shall work together in good faith and use commercially reasonable efforts to avoid any such result.  The parties agree that, depending on the circumstances, such efforts may include agreeing that (notwithstanding clause (i) of Section 3.3(a)) a portion of the Cash Consideration might be paid by Buyer directly to the plaintiff in a Qualified Lawsuit rather than to Seller, provided that (x) such plaintiff provides a full and unconditional release and dismissal with respect to such Qualified Lawsuit, (y) any such payment would have been an Assumed Liability, and (z) such payment would have the effect of decreasing the Closing Liabilities, and therefore increasing the Closing Assets for purposes of the purchase price adjustment set forth in Section 2.6.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller (and CTC as to Section 4.15 only) represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the confidential disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is designated therein as being the Seller Disclosure Schedule.  Each of the representations and warranties in this Article IV are qualified by the Seller Disclosure Schedule, whether or not the Seller Disclosure Schedule is explicitly referenced therein.  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV.  Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule, and no other representation or warranty.

4.1          Organization and Good Standing.  Seller and Seller Subsidiaries are each duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is formed. Seller and Seller Subsidiaries are each duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by them or the nature of the business conducted by such company makes such qualification necessary as listed on the Seller Disclosure Schedule.  Neither Seller nor Seller Subsidiaries are in default under its Charter Documents.

4.2          Authority and Enforceability.  Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  Seller has duly executed and delivered this Agreement.  Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3          Subsidiaries and Related Entities.  The following is true immediately prior to the Closing:

(a)           Seller owns all of the outstanding shares of DeWind Purchasing GmbH and DeWind Energy Development Company LLC.  Subject to compliance with the securities laws, Seller may freely transfer its Capital Stock in these companies (the “Subsidiary Stock”) to Buyer, subject to Permitted Liens.

(b)           Except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, DeWind Energy Development Company LLC owns more than 50% of the Capital Stock of DeWind SW1 Wind Farms, LLC.  DeWind SW1 Wind Farms, LLC wholly owns each of Little Pringle 1 LLC, Little Pringle 2 LLC, Big Pringle LLC and Palo Duro LLC.  No other Seller Subsidiary owns shares in another entity.

4.4          No Conflicts; Consents.

(a)          The execution and delivery of this Agreement by Seller, the execution and delivery of each Ancillary Agreement by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Seller or Seller Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Assigned Contract (A) to which Seller or one of Seller Subsidiaries is a party, (B) of which Seller or one of Seller Subsidiaries is a beneficiary or (C) by which Seller, any of Seller Subsidiaries or any of their respective assets is bound,  (iii) violate or conflict with any Law, Authorization or Order applicable to Seller or Seller Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any material Liens (other than Permitted Liens) upon any of the Purchased Assets.  Section 4.4(a) of the Seller Disclosure Schedule sets forth all material consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Material Contract to which Seller or one of Seller Subsidiaries is a party (collectively, “Consents”) to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of Seller without any impairment or alteration whatsoever.

(b)          No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to Seller or Seller Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby, in each case, except for such Authorizations, Orders, registrations, declarations, filings and notices which are not material.

4.5          Financial Statements.

(a)          The Seller Disclosure Schedule contains true and complete copies of the following Seller financial statements (the “Financial Statements”):

(i)           the audited consolidated balance sheet of Seller and Seller Subsidiaries as of September 30, 2008, including the related statements of income and retained earnings, stockholders equity and cash flows (the “Audited Financial Statements”); and

(ii)          the unaudited consolidated balance sheet of Seller and Seller Subsidiaries as of March 31, 2009, including the related statements of income and retained earnings, stockholders equity and cash flows (the  “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)          The Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).  The Financial Statements are based on the books and records of Seller and Seller Subsidiaries, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of September 30, 2008 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2009 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller and Seller Subsidiaries each maintain with respect to the Business a standard system of accounting established and administered in accordance with GAAP.

(c)          During the most recently completed fiscal year of Seller, Seller and the Seller Subsidiaries together did not achieve net sales proceeds exceeding, in aggregate, € 5,000,000 in Germany.

4.6          No Undisclosed Liabilities.  Seller’s Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those that, according to GAAP, are not required to be reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (c) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount or (d) those set forth in Section 4.6 of the Seller Disclosure Schedule.

4.7          Inventory.

(a)          each item of Inventory is (x) free of any material defect or other deficiency, and not encumbered, (y) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business in all material respects and (z) properly stated on the Interim Balance Sheet (to the extent existing on the date thereof) and on the books and records of the Business at the lesser of cost or fair market value;

(b)          none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since March 31, 2009; and

(c)          the quantities of each item of Inventory are not materially excessive and are reasonable in the present circumstances of the Business.

4.8          Accounts Receivable.  The Accounts Receivable of the Business as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Business.  The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP.

4.9          Taxes.  Except as set forth on Section 4.9 of the Seller Disclosure Schedule, (a) All material Tax Returns required to be filed by Seller and Seller Subsidiaries (or their Affiliates on their behalf) with respect to Tax periods ending on or before the Closing Date  have been or will be filed when due in accordance with all applicable Laws and were or will be true, complete and correct as of the date filed; (b) Seller and Seller Subsidiaries(or their affiliates on their behalf) has paid in full all Taxes with respect to periods covered by such Tax Returns, whether or not shown as due and payable on such Tax Returns; (c) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to Seller or Seller Subsidiaries; (d) Seller and Seller Subsidiaries (or their Affiliates on their behalf) have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by Seller or Seller Subsidiaries for the payment of Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller or its Subsidiaries, and (f) there is no material dispute or claim concerning any Tax liability of Seller or any of Seller Subsidiaries either  (A) claimed or raised by any Tax Authority in writing or (B) as to which any of the Seller has Knowledge.  None of the Seller Subsidiaries is bound by any Tax allocation or sharing agreement, none of Seller Subsidiaries has any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or similar provision of state, local, or foreign law), as transferee or successor, by contract, or otherwise.  None of Seller Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received on or prior to the Closing, or (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date.  The unpaid Taxes of Seller Subsidiaries (A) did not, as of March 31, 2009, exceed the reserve for Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in their respective Interim Balance Sheet (rather than the notes attached thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of Seller Subsidiaries in filing their Tax Returns.  None of Seller Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.  None of  Seller or any of  Seller Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation 1.6011-4(b)(2).  DeWind Energy Development Company, LLC is a disregarded entity for US federal tax purposes.

4.10        Compliance with Law.

(a)          Seller and each of Seller Subsidiaries are conducted, and is conducting, the Business in compliance with all material applicable Laws.

(b)          (i) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Seller or Seller Subsidiaries to conduct the Business in compliance with, any material applicable Law, and (ii) neither Seller nor any of Seller Subsidiaries have received notice regarding any violation of, conflict with, or failure to conduct the Business in compliance with, any material applicable Law.

4.11        Business Authorizations.

(a)          Seller and Seller Subsidiaries each own, hold or lawfully use in the operation of the Business all Authorizations which are materially necessary for it to conduct the Business as currently conducted or as proposed by Seller to be conducted or for the ownership and use of the material assets owned or used by Seller or a Seller Subsidiary in the conduct of the Business (the “Business Authorizations”) free and clear of all Liens (other than Permitted Liens).  Such Business Authorizations are valid and in full force and effect in all material respects.  All material Business Authorizations are listed in the Seller Disclosure Schedule.

(b)          (i) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller or Seller Subsidiary to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any material Business Authorization, and (ii) neither Seller nor any Seller Subsidiary has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Business Authorization in all material respects.  Neither Seller nor any Seller Subsidiary is in material default, nor has Seller or such Seller Subsidiary received notice of any claim of material default, with respect to any Business Authorization.

(c)          No Person other than Seller and any Seller Subsidiary owns or has any proprietary, financial or other interest (direct or indirect) in any Business Authorization.

4.12        Title to Personal Properties; Permitted Liens.

(a)          The Seller Disclosure Schedule sets forth a complete and accurate list of all personal properties and assets (“Personal Property”) that are Purchased Assets as of the date of this Agreement, that have a current book value in excess of $25,000, specifying whether such Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)          With respect to Personal Property that it purports to own including all Personal Property reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of the Business since the date thereof), Seller has (except as set forth in Section 4.12(b) of the Seller Disclosure Schedule) good and transferable title to all such Personal Property, free and clear of all Liens except for Permitted Liens.

(c)          All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither Seller nor Seller Subsidiaries nor, to Seller’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease, in each case, except for any failure of the foregoing that would not reasonably be expected to result in a Material Adverse Effect.

(d)          To Seller’s Knowledge, none of the Purchased Assets are subject to any Permitted Liens, except for those set forth in Section 4.12(d) of the Seller Disclosure Schedules.

4.13        Condition of Tangible Assets. All Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform to all Laws and Authorizations relating to their construction, use and operation, in all material respects.  There are no facts or conditions affecting such Purchased Assets that could interfere in any material respect with the use or operation thereof as used or operated for the 12 months preceding the date of this Agreement.

4.14        Real Property.

(a)          Neither Seller nor Seller Subsidiaries own any real property.

(b)          The Seller Disclosure Schedule contains a list of all real property and interests in real property leased by Seller or a Seller Subsidiary Related to the Business (the “Leased Real Property” or the “Real Property”).

(c)          With respect to Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which Seller or any Seller Subsidiary is a party or by which it is bound (each, a “Lease”). Such party has peaceful, undisturbed and exclusive possession of the Leased Real Property, except for any failure of the foregoing that would not reasonably be expected to result in a Material Adverse Effect.

(d)          Except for any failure of the following that would not reasonably be expected to result in a Material Adverse Effect, (i) the Real Property and all present uses and operations of the Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property; and (ii) the Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and is not the subject of a special use permit under any Law.

4.15        Intellectual Property.

(a)          As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing and the right to sue and recover damages and profits for past, present and future infringement, if any.

(b)          The Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller or a Seller Subsidiary and Related to the Business (whether exclusively, jointly with another Person or otherwise)  (“Seller Owned Intellectual Property”); provided that the Seller Disclosure Schedule is not required to list items of Seller Owned Intellectual Property which are either (i) immaterial to the Business or (ii) not registered or the subject of an application for registration.  Except as described in the Seller Disclosure Schedule, Seller or a Seller Subsidiary owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).

(c)          The Seller Disclosure Schedule lists all material licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes Seller or a Seller Subsidiary to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to the Business owned by a third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into products of Seller or a Seller Subsidiary and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)          The Seller Disclosure Schedule lists all material licenses, sublicenses and other agreements (other than turbine sale agreements) (“Out-Bound Licenses”) pursuant to which Seller or a Seller Subsidiary authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller or a Seller Subsidiary grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)          Seller and Seller Subsidiaries (i) exclusively owns the entire right, interest and title to each item of Intellectual Property Related to the Business as it is currently conducted free and clear of Liens (other than Permitted Liens) (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Seller Disclosure Schedule, in each case, in all material respects. The Seller Owned Intellectual Property, together with the Seller/Seller Subsidiary rights under the In-Bound Licenses listed in the Seller Disclosure Schedule (collectively, the “Seller Intellectual Property”), constitutes all the Intellectual Property necessary for the operation of the Business as and geographically where it is currently conducted by Seller in all material respects.

(f)          All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller or a Seller Subsidiary and Related to the Business (“Seller Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items.  There are no actions that must be taken by Buyer within 180 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Items.  All Seller Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller or a Seller Subsidiary in all material respects.  To Seller’s Knowledge, all Patents Related to the Business that have been issued to Seller or Seller Subsidiary are valid.

(g)          To Seller’s Knowledge, there are no challenges (or any basis therefor) with respect to the validity or enforceability of any material Seller Owned Intellectual Property.  The Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by Seller or a Seller Subsidiary in such proceedings. Neither Seller nor a Seller Subsidiary has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Seller Owned Intellectual Property.

(h)          (i) None of the products or services currently or formerly manufactured, sold, distributed, provided, shipped or licensed by Seller or any Seller Subsidiary, in each case Related to the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party within the territories in which such product or service was intended to be used; (ii) neither Seller nor any Seller Subsidiary, by conducting the Business as and geographically where currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party within the territories in which the Business is currently conducted; (iii) neither Seller nor any Seller Subsidiary has received any communication alleging that Seller or any Seller Subsidiary has violated or, by conducting the Business as currently conducted, would violate any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor; (iv) no Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Seller or any Seller Subsidiary Related to the Business and none of the Seller Intellectual Property is subject to any outstanding Order; and (v) to Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Seller or any Seller Subsidiary Related to the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.

(i)           In all material respects, (i) Seller and each Seller Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential Intellectual Property owned by Seller and each Seller Subsidiary Related to the Business that is not covered by an issued Patent or otherwise is not, or has not been placed, in the public domain as a result of Seller’s commercialization activities; and (ii) to Seller’s Knowledge, Seller and each Seller Subsidiary is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Seller or a Seller Subsidiary to use, Intellectual Property Related to the Business owned by such third party.

(j)           To Seller’s Knowledge, no current or former employee, consultant or contractor or any other Person has any material right, claim or interest to any of the Seller Owned Intellectual Property other than as set forth on Section 4.15(j) of the Seller Disclosure Schedule.

(k)          To Seller’s Knowledge, no Transferred Employee, consultant or contractor of Seller or any Seller Subsidiary has been, is or will be performing services for the Business in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s employment in, or such consultant’s or contractor’s engagement to provide services with respect to, the Business.

(l)           To Seller’s Knowledge, all Intellectual Property that has been distributed, sold or licensed to a third party by Seller or any Seller Subsidiary Related to the Business that is covered by warranty conformed and conforms in all material respects to, and performed and performs in all material respects in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Seller or Seller Subsidiaries for the time period during which such representations and warranties apply.

(m)         The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate Seller’s or a Seller Subsidiary’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property, in all material respects.

(n)          The transfers of the Intellectual Property from DeWind, Ltd to Seller (1) were conducted in full compliance with applicable laws, (2) were not conducted in order to defraud the creditors of either DeWind GmbH or DeWind, Ltd, (3) do not constitute transactions which could be adjusted pursuant to the provisions of either section 238 and/or 239 of the English Insolvency Act 1986, (4) were at the time thereof, currently, and will in the future be valid and (5) are not, and will not be, either in the event that DeWind, Ltd goes into administration and/or liquidation under English Law (or an analogous proceeding in another jurisdiction) or otherwise, subject to any rights whatsoever (including, but not limited to, voidance of any such transfers) of any Persons (for the avoidance of doubt including, but not limited to, DeWind, Ltd).

4.16        Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)          no change in the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller or any Seller Subsidiary has caused a Material Adverse Effect;

(b)          neither Seller nor any Seller Subsidiary has declared, set aside or paid any dividend or other distribution in stock or property (other than Excluded Assets) with respect to any Equity Security or Debt Security, except for cash dividends or other cash distributions or to repay any intercompany debt;

(c)          neither Seller nor any Seller Subsidiary has (i) increased or modified the compensation or benefits payable or to become payable by such entity to any current or former directors, employees, consultants or contractors of the Business, (ii) increased or modified or terminated any Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of the Business, or (iii) entered into any employment, severance or termination agreement Related to the Business, except in the ordinary course of business;

(d)          neither Seller nor any Seller Subsidiary has sold, leased, transferred or assigned any property or assets Related to the Business (other than Excluded Assets), except for (i) the sale of Inventory,  (ii) the grant of non-exclusive Out-Bound Licenses, and (iii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;

(e)          neither Seller nor any Seller Subsidiary has incurred, assumed or guaranteed any Indebtedness Related to the Business (other than Excluded Liabilities);

(f)           neither Seller nor any Seller Subsidiary has mortgaged, pledged or subjected to Liens any assets, properties or rights Related to the Business (other than Excluded Assets), except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;

(g)          neither Seller nor any Seller Subsidiary has entered into, amended, modified, canceled or waived any rights under, any Material Contract in any material respect, and no Material Contract has been terminated or cancelled;

(h)          neither Seller nor any Seller Subsidiary has taken any action outside the ordinary course of the Business, in any material respect;

(i)           there has not been any violation of, or conflict with, any material applicable Law or any Business Authorization;

(j)           neither Seller nor any Seller Subsidiary has agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect as of the date when made; and

(k)          neither Seller nor any Seller Subsidiary has agreed, whether in writing or otherwise, to do any of the foregoing.

4.17        Contracts.

(a)          Section 4.17(a) of the Seller Disclosure Schedule lists all of the  Contracts which are material to the Business (collectively, the “Material Contracts”).  Seller has delivered or made available accurate and complete copies of each Material Contract to Buyer.

(b)          Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, (i) All Material Contract and all other Assigned Contracts not otherwise listed as Material Contracts (such other Assigned Contracts collectively, the “Minor Contracts”) are valid and enforceable in accordance with their respective terms, and (ii) Seller or Seller Subsidiary that is a party to such Material Contract or Minor Contract has complied with and is in compliance with, and to Seller’s Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract or Minor Contract, in each case, in all material respects.

(c)          Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is, and to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract or Minor Contract, and neither Seller nor any Seller Subsidiary has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, in each case, in all material respects.  Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract or Minor Contract, in any material respect.

4.18        Sufficiency of Purchased Assets.

(a)          The Purchased Assets include as of the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and will include as of the Closing Date (with respect to the representation and warranty made as of the Closing Date) all assets, properties and rights reflected on the Interim Financial Statements other than (i) Inventory sold, (ii) Accounts Receivable collected, (iii) prepaid expenses realized, (iv) items of obsolete Equipment disposed of and (v) the Excluded Assets, in the case of each of (i)-(iv) in the ordinary course of the Business consistent with past practice.

(b)          The Purchased Assets will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as conducted and operated by Seller and Seller Subsidiaries on the Balance Sheet Date.

(c)          None of the Excluded Assets is material to the Business.

4.19        Litigation.

(a)          Except as set forth in Section 4.19(a) of the Seller Disclosure Schedule, there is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), in each case Related to the Business, (i) pending or, to Seller’s Knowledge, threatened against or affecting Seller or any Seller Subsidiary in any material respect, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  Except as set forth in Section 4.19(a) of the Seller Disclosure Schedule,  no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Business with respect to which Seller or any Seller Subsidiary has or is reasonably likely to have an indemnification obligation.

(b)          There is no unsatisfied judgment, penalty or award, in each case Related to the Business, against or affecting Seller or any Seller Subsidiary or any of their respective assets, properties or rights.

4.20        Employee Benefits.

(a)          The Seller Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans maintained or contributed to by Seller or Seller Subsidiaries for the benefit of any present or former directors, employees, contractors or consultants of the Business or with respect to which Seller or any of Seller Subsidiaries otherwise has any present or future Liability (collectively, “Seller Benefit Plans”). A current, accurate and complete copy of each Seller Benefit Plan has been provided to Buyer.  No Benefit Plans maintained by Seller or an ERISA Affiliate within the six year period prior to the Closing Date, other than the Seller Benefit Plans, cover current or former Business Employees or their current or former dependents.

(b)          Each Seller Benefit Plan that is an employee pension benefit plan  (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of Seller, no condition exists that would adversely affect any such determination.  No Seller Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)          None of Seller, any Seller Subsidiary or any ERISA Affiliate has been or is currently party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(d)          True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Seller Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been made available or provided to Buyer.

(e)          To the Knowledge of Seller, each Seller Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Seller, Seller Subsidiaries or any ERISA Affiliate has received any claim or notice that any such Seller Benefit Plan is not in compliance with, all applicable Laws and Orders, including to the extent applicable, the requirements of ERISA.

(f)           None of Seller, Seller Subsidiaries or any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Seller Benefit Plans or any related trust agreement or insurance contract.

(g)          There are no outstanding Liabilities of any Seller Benefit Plan that could result in liability to Buyer.

(h)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, employee, contractor or consultant of the Business to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by Seller, any Seller Subsidiary or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)           The Seller Disclosure Schedule sets forth all Benefit Plans covering employees of the Business outside of the United States (the “Foreign Plans”).  The Foreign Plans have been operated in accordance, and are in compliance, with all applicable Laws and have been operated in accordance, and are in compliance, with their respective terms.  There are no unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing have been made or will be made prior to the Closing.  No company pension schemes exist with regard to German Employees.

4.21        Labor and Employment Matters.

(a)          The Seller Disclosure Schedule sets forth (i) a list of all Business Employees (including title and position), contractors and consultants of the Business as of the date hereof, and (ii) the base compensation and bonus opportunities of each such Business Employee, and the remuneration payable to contractor and consultant.  All Business Employees are employed by Seller, and there are no employees in any Seller Subsidiary.

(b)          Neither Seller nor any Seller Subsidiary is a party or subject to any labor union or collective bargaining agreement in connection with the Business.  There have not been since March 31, 2009, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, or work slow-downs due to labor disagreements involving, or any actions or arbitrations commenced by or on behalf of, any Business Employees.  There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board.  To Seller’s Knowledge, no event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

(c)          Seller and each Seller Subsidiary has complied, in all material respects, with each, and is not in material violation of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business.  There are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee in connection with the Business.  Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)          Seller and each Seller Subsidiary has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses and severance pay.

(e)          Seller is not a party to any Contract which restricts Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Seller has not since March 31, 2009 effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), or (iii) any other reduction in force triggering notice requirements under the WARN Act or any state counterpart to the WARN Act, in either case affecting any site of employment or facility of Seller, except in accordance with the WARN Act and any applicable state counterpart to the WARN Act.  The consummation of the transactions contemplated by this Agreement will not create Liability for any act by Seller on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)           Seller has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986 with respect to the Business Employees.  All Business Employees who are performing services for Seller or a Seller Subsidiary in the United States are legally able to work in the United States.

(g)          Seller has been in compliance with all applicable labor and employment laws applicable to the German Employees, in particular, but not limited to with respect to discrimination/equal treatment, working hours, and participation rights of employees’ representatives.

4.22        Environmental.  Except as provided in Section 4.22 of the Seller Disclosure Schedule:

(a)          In connection with or relating to the Purchased Assets, Business or Real Property, in the five (5) years prior to the date of this Agreement, (i) no material written notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no material penalty has been assessed and no material investigation, action, claim, suite, proceeding or review is pending or, to Seller’s Knowledge, threatened by any governmental entity or other Person with respect to any matters relating to the Business and relating to or arising out of any Environmental Laws; and (ii) to the Actual Knowledge of Seller, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or threatened by any governmental entity or other Person with respect to any matters relating to the Business and relating to or arising out of any Environmental Laws;

(b)          No Hazardous Substance has been Released at any Real Property in an amount or condition that would reasonably be expected to result in a material remedial obligation under any Environmental Law.

(c)          The Business is in material compliance with all Environmental Laws and has all permits required under Environmental Laws for the operation of the Business and occupation of the Real Property.

This Section 4.22 contains the sole and exclusive representations and warranties of Seller regarding environmental matters, including any matters relating to Hazardous Substances or arising under Environmental Laws.

4.23        Insurance.

(a)          The Seller Disclosure Schedule sets forth an accurate and complete list of each insurance policy and fidelity bond which covers the Business and each of Seller and Seller Subsidiaries with respect to the Business (the “Policies”).  There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)          All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  Neither Seller nor any Seller Subsidiary has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business.  Neither Seller nor any Seller Subsidiary has any Knowledge of any threatened termination of any Policy.

4.24        Product Warranty.

(a)          There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, shipped or licensed (“Products”), or any services rendered, by Seller or any Seller Subsidiary in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which have been made available to Buyer.

(b)          Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by Seller or any Seller Subsidiary in connection with the Business has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products.  Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice, except where any failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)          The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by Seller and any Seller Subsidiary in connection with the Business on or prior to the Interim Balance Sheet Date.  The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, Seller or Seller Subsidiaries in connection with the Business on or prior to the Closing.

4.25        Solvency.

(a)          Upon Closing, neither Seller nor any Seller Subsidiary will be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any such Person, that the sum of the debts and other probable Liabilities of such Person exceeds the fair saleable value of such Person’s assets as of immediately following the consummation of the transactions contemplated hereby (and assuming that the Purchase Price is the present fair saleable value of the Purchased Assets).

(b)          Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such party will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such party.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

4.26        Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except The Royal Bank of Scotland, whose fees and expenses will be paid by Seller.

4.27        Completeness of Disclosure. The representations and warranties by Seller in this Agreement, and the statements made by Seller in the Seller Disclosure Schedule, the Ancillary Agreements and the certificates to be furnished to Buyer pursuant hereto do not, when taken together, contain or will at the Closing contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as set forth in this Agreement or the Seller Disclosure Schedule, there are no facts or circumstances of which Seller is aware that have had or could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets or the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date, except as set forth in the confidential disclosure schedule dated and delivered as of the date hereof by Buyer to Seller (the “Buyer Disclosure Schedule”), which is designated therein as being the Buyer Disclosure Schedule.  Each of the representations and warranties in this Article V are qualified by the Buyer Disclosure Schedule, whether or not the Buyer Disclosure Schedule is explicitly referenced therein.  The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V.  Each exception to a representation and warranty set forth in the Buyer Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Buyer Disclosure Schedule, and no other representation or warranty.

5.1          Organization and Good Standing.  Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.  Buyer is not in default under its Charter Documents.

5.2          Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3          No Conflicts; Consents.

(a)          The execution and delivery of this Agreement by Buyer, the execution and delivery of each Ancillary Agreement by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Buyer is a party, (B) of which Buyer is a beneficiary or (C) by which Buyer or its respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Buyer, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.   Section 5.3(a) of the Buyer Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions of any kind that are necessary for Buyer to consummate the transactions contemplated hereby.

(b)          No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer  to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.

5.4          Litigation.  There is no Action (i) pending or, to the knowledge of Buyer, threatened against, Buyer or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements, in each case, except where such Action would not reasonably be expected to result in a material adverse effect on Buyer or to materially impair the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.

5.5          Availability of Funds. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

5.6          Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except Macquarie Securities, whose fees and expenses will be paid by Buyer.

5.7          Investment Intent.  Buyer is acquiring the Subsidiary Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law.  In acquiring the Subsidiary Stock, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Subsidiary Stock, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.  Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Subsidiary Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subsidiary Stock.  Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Buyer understands that the Subsidiary Stock has not been registered pursuant to the Securities Act or any applicable state securities laws, that the Subsidiary Stock will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Subsidiary Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.8          Investigation.  Buyer is a sophisticated entity, is knowledgeable about the industry in which Seller and Seller Subsidiaries operate, with the appropriate level of experience and expertise to be able to bear the economic risk associated with the purchase of the Subsidiary Stock.  Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of securities of the type contemplated in this Agreement, as well as the knowledge of Seller and Seller Subsidiaries and their operations in particular, and has independently, based on such information made its own analysis and decision to enter into this Agreement.  Buyer had access to the books, records, facilities and personnel of Seller and Seller Subsidiaries for purposes of conducting its due diligence investigation of Seller and Seller Subsidiaries.  The foregoing representation will not in any way diminish or dilute the full benefit and full force and effect of the representations and warranties, covenants and other agreements made herein by Seller to Buyer.

5.9          Completeness of Disclosure. The representations and warranties by Buyer in this Agreement, and the statements made by Buyer in the Buyer Disclosure Schedule, the Ancillary Agreements and the certificates to be furnished to Seller pursuant hereto do not, when taken together, contain or will at the Closing contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as set forth in this Agreement or the Buyer Disclosure Schedule, there are no facts or circumstances of which Buyer is aware that have had or could be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.

ARTICLE VI

COVENANTS OF SELLER

6.1          Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth in Schedule 6.1 or except with the prior written consent of Buyer, Seller shall, and shall cause each of Seller Subsidiaries to:

(a)          (i) maintain its corporate existence, (ii) pay or perform the Liabilities of the Business when due, (iii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Business Authorizations and Material Contracts and (iv) keep the level and quality of its Inventory, Accounts Receivable, accounts payable and supplies (A) in approximately the same proportions as reflected on the Interim Balance Sheet, (B) in a manner consistent with past practice and (C) so as to be sufficient for the conduct of the Business by Buyer following the Closing in a manner consistent with the past practice of the Business;

(b)          use its commercially reasonable efforts consistent with past practices and policies to preserve intact its Business organization and, subject to the other provisions of this Agreement, preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Business, to the end that the goodwill of the Business be substantially unimpaired on the Closing Date; provided that Seller is not authorized to, and shall not, make any commitments on behalf of Buyer;

(c)          maintain the Real Property and other assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d)          maintain the Books and Records in accordance with past practice, and use its commercially reasonable efforts to maintain in full force and effect all Business Authorizations and Policies;

(e)          (i) confer with Buyer prior to implementing operational decisions of a material nature, (ii) report on a weekly basis concerning the status of the Business, and (iii) promptly notify Buyer of any event or occurrence not in the ordinary course of the Business; and

(f)           use its commercially reasonable efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof;

provided that, notwithstanding any provisions to the contrary herein, if the Closing has not occurred by the 30th day after the date hereof, nothing in this Agreement shall (i) prohibit CTC, Seller, their respective Affiliates or any Representative thereof from taking any course of action that it, he or she reasonably believes, based on the advice of reputable legal counsel, is necessary to comply with its, his or her fiduciary obligations to CTC, Seller or their shareholders under applicable Laws or (ii) obligate CTC, Seller, their respective Affiliates or any Representative thereof to take any course of action that it, he or she reasonably believes, based on the advice of reputable legal counsel, would constitute a breach of its, his or her fiduciary obligations to CTC, Seller or their shareholders under applicable Laws; provided, further, that to the extent that any action or failure to take any action of Seller or any of its Subsidiaries pursuant to the foregoing proviso would result in a material breach of this Section 6.1 but for the foregoing proviso, then Seller shall promptly notify Buyer in writing of the occurrence of such action or failure to take such action.

6.2          Negative Covenants. Except as expressly provided in this Agreement or as set forth in Schedule 6.2, Seller shall not, and shall not permit any Seller Subsidiary to, do any of the following, in each case with respect to the Business, without the prior written consent of Buyer:

(a)          subject to Section 6.10, (i) other than in the ordinary course of business, as required by Law, or pursuant to a written agreement or Seller Benefit Plan disclosed in the Seller Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by Seller to any current or former directors, employees, contractors or consultants of the Business, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Business, in each case, except to the extent any such compensation, benefits, bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement represents Excluded Liabilities, or (ii) enter into any employment, severance or termination agreement that creates any Assumed Liabilities;

(b)         other than in the ordinary course of business, or as required by Law, establish, adopt, enter into, amend or terminate any Seller Benefit Plan, any collective bargaining agreement, or any thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Business;

(c)          sell, lease, transfer or assign any assets, properties or rights of Seller or any Seller Subsidiary Related to the Business, except (i) sales of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, (iii) the sale of obsolete Equipment, and (iv) the sale of Excluded Assets, in each case in the ordinary course of the Business consistent with past practice;

(d)          assume, incur or guarantee any Indebtedness or modify the terms of any existing Indebtedness;

(e)          cancel any debts or waive any claims or rights of substantial value;

(f)           mortgage, pledge or subject to Liens (in each case, other than Permitted Liens) any assets, properties or rights Related to the Business;

(g)          amend, modify, cancel or waive any rights under any Contract which is an Assigned Contract;

(h)          enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed as a Material Contract in Section 4.17 of the Seller Disclosure Schedule;

(i)           take any action or engage in any transaction that is material to, or outside the ordinary course of, the Business;

(j)           (i) make any material capital expenditure, or commit to make any material capital expenditure, or (ii) acquire any material assets, properties or rights other than Inventory in the ordinary course of the Business consistent with past practice;

(k)          make any filings or registrations with any Governmental Entity, except routine filings and registrations made in the ordinary course of the Business consistent with past practice;

(l)           be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business;

(m)         make any changes in its accounting methods, principles or practices;

(n)          take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller not to be true and correct as of the Closing Date; or

(o)          agree, whether in writing or otherwise, to do any of the foregoing;

provided that, notwithstanding any provisions to the contrary herein, if the Closing has not occurred by the 30th day after the date hereof, nothing in this Agreement shall (i) prohibit CTC, Seller, their respective Affiliates or any Representative thereof from taking any course of action that it, he or she reasonably believes, based on the advice of reputable legal counsel, is necessary to comply with its, his or her fiduciary obligations to CTC, Seller or their shareholders under applicable Laws or (ii) obligate CTC, Seller, their respective Affiliates or any Representative thereof to take any course of action that it, he or she reasonably believes, based on the advice of reputable legal counsel, would constitute a breach of its, his or her fiduciary obligations to CTC, Seller or their shareholders under applicable Laws; provided, further, that to the extent that any action or failure to take any action of Seller or any of its Subsidiaries pursuant to the foregoing proviso would result in a material breach of this Section 6.2 but for the foregoing proviso, then Seller shall promptly notify Buyer in writing of the occurrence of such action or failure to take such action.

6.3          Access to Information; Investigation. Subject to the terms of the Confidentiality Agreement by and between Buyer and Seller dated March 20, 2009 (the “Confidentiality Agreement”), Seller shall, and shall cause each of Seller Subsidiaries to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents Related to the Business, and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller and Seller Subsidiaries for the purpose of making such investigation of the Business reasonably related to Buyer’s consummation of the transactions contemplated herein, in each case to the extent such access, right to inspect or consultations do not unreasonably interfere with the business or operations of Seller or Seller Subsidiaries. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Buyer may request. Notwithstanding the foregoing, Seller shall not be required to provide any information which Seller reasonably believes it or any Seller Subsidiary is prohibited from providing to Buyer by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Seller or any Seller Subsidiary is required to keep confidential or prevent access to by reason of any Contract with a third party; provided that Seller shall notify Buyer of the existence of such limitation and, in the case of any prohibited disclosure under a Contract, use its commercially reasonable efforts to obtain permission to disclose to Buyer.

6.4          Confidentiality. From and after the Closing Date, (a) CTC will, and will cause its Affiliates to, and (b) Seller will, and will cause its Affiliates to, hold, and will use its commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that CTC or Seller can show that such information (a) is in the public domain through no fault of CTC or Seller or any of their Affiliates or their respective Representatives or (b) is lawfully acquired by CTC or Seller or any of their Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is required to be disclosed by applicable Law (including securities laws).  If CTC, Seller or any of their Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, CTC and/or Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that CTC and/or Seller is advised by its counsel is required to be disclosed; provided that CTC and/or Seller shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  CTC and/or Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements and any other party relating to the Purchased Assets that are not Assigned Contracts.

6.5          Release of Liens. On or prior to the Closing Date, Seller shall cause to be released all Liens (other than Permitted Liens) in and upon any of the Purchased Assets (all of such Liens are set forth in the Seller Disclosure Schedule).

6.6          Consents.  Seller shall use its commercially reasonable efforts to obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement; provided that no Assigned Contract shall be amended and no right thereunder shall be waived to obtain any such Consent.  Buyer shall cooperate with Seller in such efforts.

6.7          Notification of Certain Matters.  Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure at Closing of any condition precedent to Buyer’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any material notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.19; provided, however, (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.8          Restrictive Covenants.

(a)          CTC and Seller each covenant that, commencing on the Closing Date and ending on the 5-year anniversary of the Closing Date (the “Noncompetition Period”), each shall not, and each shall cause their Affiliates (other than shareholders of CTC) and their and their Affiliates’ directors and officers not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit the name of CTC, Seller or any of their Affiliates (other than any director or shareholder of CTC) to be used in connection with the promotion of, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Business to the extent related to the development, manufacture and sale of wind turbines (the “Restricted Business”).  Notwithstanding the foregoing, the Restricted Business does not include the development, construction, operation or sale of wind farm projects or related ventures.  It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.8(b)) are therefore not appropriate.

(b)          CTC and Seller each covenant that during the Noncompetition Period, each shall not, and it shall cause their Affiliates (other than shareholders of CTC) and their and their respective Affiliates’ directors and officers not to, solicit the employment or engagement of services of any person who is or was employed as an employee, consultant or contractor in the Business during the Noncompetition Period on a full- or part-time basis; provided that CTC, Seller and their Affiliates may continue to engage and use any consultants and contractors used by any of them as of the date hereof other than with respect to the Purchased Assets.

(c)          CTC and Seller each acknowledge that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  CTC and Seller each also acknowledge that any violation of this Section 6.8 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which CTC, Seller or any Subsidiary is in breach of its obligations under this Section 6.8.

(d)          In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.9          Insurance. Seller shall cause each Policy maintained by Seller or Seller Subsidiaries with respect to the Business or covering any Purchased Asset or Assumed Liability to be amended prior to Closing to name Buyer as an additional insured.  Effective upon the Closing, Seller shall appoint Buyer as its true and lawful attorney-in-fact, in the name of Seller and any relevant Seller Subsidiary, but on behalf of Buyer, to pursue and enforce any and all rights of Seller or any Seller Subsidiary under the Policies with respect to any occurrence, claim or loss with respect to the Business or any Purchased Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing.  Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

6.10        Business Employees.  Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to cause Business Employees identified by Buyer to accept employment with Buyer.

6.11        Volker Intellectual Property.  Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to cause Limbeck Volker to convey to Buyer licenses or other instruments conveying rights to the Volker IP.

ARTICLE VII

COVENANTS OF BUYER AND SELLER

7.1          Bank of Korea Approvals.  Buyer shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, the Bank of Korea required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed by the Bank of Korea upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

7.2          Public Announcements.  Neither Buyer nor Seller shall, and Seller will cause Subsidiaries not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer or Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

7.3          Names.  As soon as reasonably practicable, but in no event more than 30 days after the Closing Date:

(a)          CTC shall change the name of Seller and all of its direct or indirect Subsidiaries which use the Names (except for the Seller Subsidiaries).  Seller will terminate the use of any and all d/b/a’s currently or formerly used by it Related to the Business.  “Names” means “DeWind” or “EU Energy” or any name, logo or trademark that includes “DeWind” or “EU Energy”, any variation and derivatives thereof and any other logos or trademarks of the Business transferred to Buyer pursuant to this Agreement and the Ancillary Agreements.

(b)          Buyer shall, and shall cause Seller Subsidiaries to: (i) cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating CTC’s brand names, “CTC” or any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”); and (ii) remove from the Assets any and all Seller Marks.  Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations.

7.4          Employees.

(a)          Solely with respect to Business Employees resident in the United States:

(i)           Promptly following the execution of this Agreement, Seller shall provide reasonable access to Buyer to the facilities and the non-private personnel records of Seller for the purpose of preparing for and conducting employment interviews with Business Employees.  Buyer shall not be obligated to offer employment to any Business Employee.

(ii)          Buyer may offer employment to any Business Employee on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing. The Business Employees who accept Buyer’s offer of employment with Buyer shall be referred to, collectively, as “Transferred Employees.”  Seller shall terminate the employment of all Transferred Employees with Seller or a Seller Subsidiary effective immediately prior to the Closing; provided that Buyer shall provide Seller with a notice no less than 7 days prior to the Closing Date identifying each of the Transferred Employees.

(iii)         Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Business Employee (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date shall be the sole responsibility of Seller including wages and other remuneration due on or prior to the close of business on the Closing Date.

(iv)         From and after the Closing Date, Buyer shall offer to Transferred Employees such Benefit Plans and arrangements as it deems appropriate in its sole discretion.  Buyer shall not assume any Liability under any of the Seller Benefit Plans or Foreign Plans.

(v)          Seller shall at all times retain Liability for the payment of contributions and benefits under all Seller Benefit Plans.

(vi)         Seller and its ERISA Affiliates shall retain and perform all obligations under Section 4980B of the Code ("COBRA"), including COBRA Stimulus rules, with respect to all Business Employees and their covered dependents on the Closing.

(vii)        Except as expressly set forth in this Section 7.4 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee or any other employee of Seller.

(viii)       Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.4.  Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or employment in any manner.

(b)          German Employees

(i)           Schedule 7.4(b)(i) contains a complete and accurate list of employees who will be transferred to Buyer pursuant to section 613a German Civil Code (Bürgerliches Gesetzbuch – BGB) (“German Employees”) including but not limited to information on base pay, bonus, vacation, seniority, notice periods and special dismissal protection (e.g. maternity, works council, disablement and/or old age protection).

(ii)          The employment contracts of the German Employees shall be transferred to Buyer with all rights and obligations with effect as of the Closing Date pursuant to section 613a German Civil Code, provided that the relevant German Employee does not object to the transfer.

(iii)         Seller and Buyer shall inform each other without undue delay of the receipt of all objections to transfer by German Employees.

(iv)         Prior to the Closing Date Seller and Buyer shall jointly provide written information to the German Employees listed in Schedule 7.4(b)(i) as provided for in section 613a (5) German Civil Code by means of a letter substantially in the form attached in Exhibit I (subject to additions and modifications as are reasonably necessary to comply with the requirements under applicable Law).

(v)          In the event that a claim or allegation is made by an employee or former employee of the Seller who is not a German Employee (an “Unexpected Employee”) that he/she has or should have transferred to the Buyer by virtue of section 613a German Civil Code, Seller shall indemnify Buyer against any Liabilities incurred by the Buyer arising out of or in connection with the transfer of the Unexpected Employee.

(vi)         Seller shall indemnify Buyer against any Liabilities incurred by Buyer arising from claims by German Employees in respect of and/or related to the time prior to the transfer of the employment.  The obligation to indemnify also includes – unless agreed expressly otherwise in the following – obligations becoming due after the date of the transfer as well as valuation credits (Wertguthaben) plus the relevant social security contributions of the employer which have been accrued with Seller until the date of the transfer on the basis of an agreement on flexible working time (including partial retirement – Altersteilzeit).  Buyer shall indemnify the Seller – unless agreed expressly otherwise in this Agreement – against any liabilities incurred by the Seller arising from claims by German Employees in respect of and/or related to the time post transfer.

(vii)        Seller shall inform Buyer without undue delay after the date of the transfer of any holiday entitlements of German Employees which have been accrued (pro rata temporis) until the date of the transfer and have not yet been fulfilled. Seller shall bear the costs arising from these holiday entitlements on a pro rata basis until the date of the transfer (in particular holiday pay (Urlaubsentgelt, Urlaubsgeld, Urlaubsabgeltung)).

(viii)       Seller shall bear all costs arising from supplementary grants to the German Employees – in particular Christmas bonus (13th month salary), bonus payments, royalties, share options and any other profit-, turnover- or sales-related special payments – relating to the years 2008 and before.  Costs arising from supplementary grants relating to the year 2009 shall be borne by the Seller on a pro rata temporis basis until the Closing Date.  Irrespective of incurrence or due date, the Buyer shall bear all costs arising from supplementary grants payable after the transfer but attributable in whole or in part to the period after the transfer.

(ix)         Seller shall be responsible for all emoluments and outgoings, including in particular but not limited to taxes, social security contributions, contributions to the Mutual Pension-Insurance Association (“Pensionssicherungsverein”) and valuation credits (“Wertguthaben”) plus the relevant social security contributions of the employer, which have been accrued by the relevant transfer date on the basis of an agreement on flexible working time (including partial retirement – “Altersteilzeit”).

(x)          If Buyer incurs any losses, costs, expenses and/or Liabilities due to the existence of company pension schemes with regard to the German Employees, the Seller shall indemnify the Buyer for such losses, costs, expenses and/or liabilities.

(xi)         Seller shall indemnify Buyer against any Liabilities, losses, costs or expenses incurred by Buyer arising from claims by German Employees in respect of and/or related to stock options in CTC.

7.5          Taxes.

(a)          Any agreement between Seller (or any Seller Affiliate) and any of Seller Subsidiaries regarding the allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

(b)          Seller will be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax returns for Seller that include the operations of Seller and Seller Subsidiaries for any period ending on or before the Closing Date).  Seller will make all payments required with respect to any such Tax Return.

(c)           Buyer will be responsible for the preparation and filing of all Tax Returns for Seller Subsidiaries for all periods as to which Tax Returns are due after the Closing Date (other than Taxes with respect to periods which the consolidated, unitary, and combined Tax Returns of Seller will include the operations of Seller and Seller Subsidiaries). Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent (i) any payment Buyer is making relates to the operations of Seller or any of Seller Subsidiaries for any period ending on or before the Closing Date (computed, except as provided in Section 7.5(e), on the basis of a “closing of the books”) and (ii) such payment was not adequately reserved for on the Subsidiary’s financial statements as of the Closing Date. With respect to any Tax Return for which Seller is required to reimburse Buyer pursuant to the preceding sentence, (x) Buyer shall prepare such Tax Return in a manner consistent with Seller’s prior practices; (y) Buyer shall provide Seller with such Tax Return at least 30 days prior to the scheduled filing date of such Tax Return; and (z) Buyer shall not file such Tax Return without Seller’s consent, which shall not be unreasonably withheld or delayed; provided, that Seller shall be deemed to have consented if it does not notify Buyer of any objections on or before the later of (A) 10 days prior to the scheduled filling date of such Tax Return and (B) 20 days after Seller is provided such Tax Return in accordance with clause (y) above.

(d)          Buyer and Seller shall each bear an equal portion of all federal, state and local sales, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller, Seller Subsidiaries or Buyer.

(e)          All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”) (such Taxes being computed without taking into account any increases in Taxes resulting from the transactions contemplated by this Agreement or taking effect after the Closing Date).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(f)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

7.6          Bulk Sales Laws.  Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

7.7          Discharge of Business Obligations After Closing.

(a)          From and after the Closing, (i) Seller shall pay and discharge on a timely basis all of the Excluded Liabilities, and (ii) Buyer shall pay and discharge on a timely basis all of the Assumed Liabilities.

(b)          From and after the Closing, if Seller or its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.  From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

(c)          Effective upon the Closing, Seller shall appoint Buyer as its true and lawful attorney-in-fact to (i) receive and open all mail, packages and other communications addressed to Seller Related to the Business, and (ii) demand and receive all Accounts Receivable and endorse without recourse the name of Seller on any check or any other evidences of Indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

7.8          Access to Books and Records.  Each of Seller and Buyer shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing.  After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party.  Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.  Without limiting the foregoing, Buyer shall, through December 31, 2009, provide Seller and Seller’s auditors with full access to all records of Seller or any Seller Subsidiary corresponding to any period through the Closing Date and relating to accounting, human resources, finances or any other subject that Seller reasonably believes may be subject to an audit.

7.9          Replacement of Guarantees.  Buyer acknowledges that CTC is party to the Assigned Contracts listed in Schedule 7.9 (collectively, the “Guaranteed Contracts”), and in connection with each of the Guaranteed Contracts, CTC has provided certain counterparties thereto (each, a “Guarantee Beneficiary”) with guarantees of the performance or payment of certain of the obligations of the of Seller or Seller Subsidiary thereunder (each such guarantee, a “Parent Guarantee”).  Prior to and after the Closing, Buyer and Seller shall cooperate, and each shall use its commercially reasonable efforts, to effect the full and unconditional release, effective as of the Closing Date, of CTC from each Parent Guarantee, in the case of Buyer, by (among other things) (i) furnishing a guarantee to replace such Parent Guarantee, which replacement guarantee is issued by a Person having creditworthiness at least comparable to that of CTC and containing terms and conditions that are substantially similar to the terms and conditions of such Parent Guarantee, or (ii) providing other credit support reasonably acceptable to the appropriate Guarantee Beneficiary.  Nothing in this Section 7.9 shall relieve Buyer of its obligations with respect to the Assumed Liabilities associated with the Guaranteed Contracts.

7.10        Transition Services Agreement.  Buyer and Seller shall each negotiate in good faith and use its commercially reasonable efforts to finalize and execute a transition services agreement substantially in the form of Exhibit G hereto (the “Transition Services Agreement”).

7.11        DeWind Ltd. Asset Purchase.  Buyer shall use its commercially reasonable efforts, and CTC shall use its commercially reasonable efforts to cause DeWind Ltd., to close the transactions contemplated under a purchase agreement substantially in the form of Exhibit H hereto concurrently with the Closing or as soon as possible thereafter.

7.12        Qualified Lawsuits.

(a)          Seller agrees to promptly pay (i) all judgments and settlements of the certain lawsuits (each, a “Qualified Lawsuit”) filed by (A) Round Rock ISD & City of Round Rock on March 26, 2009, (B) Balfour Beatty Construction, LLC on April 30, 2009 and (C) Schaeffler Group USA, Inc. on April 3, 2009, to the extent such judgments and settlements are in excess of (x) $108,649, (y) $3,511,422 and (z) $975,539, respectively, plus (ii) all reasonable costs and reasonable attorney’s fees of Buyer, not to exceed $50,000, related to Buyer’s monitoring the status of such Qualified Lawsuits, staying informed regarding such Qualified Lawsuits and coordinating with Seller and Seller’s counsel in connection with the defense of Qualified Lawsuits; provided that Seller shall have the right to defend and otherwise participate in such Qualified Lawsuits in accordance with the terms of Section 10.4 to the same extent as if such Qualified Lawsuits were Third Party Claims, Seller was the Indemnitor with respect thereto and Buyer was the Indmentee with respect thereto, except that this proviso shall not diminish any obligation of Seller to pay the amounts described in clause (b) above.

(b)          In the event that the continued defense of any Qualified Lawsuit is causing an adverse effect on the Business, Buyer and Seller shall work together in good faith and use commercially reasonable efforts to conclude such defense expeditiously.

7.13        Further Assurances. Buyer, CTC, and Seller shall, and Seller shall cause Seller Subsidiaries to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  Upon the terms and subject to the conditions hereof, Buyer, CTC and Seller shall each use its respective commercially reasonable efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements; (b) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings; and (c) produce documentation relating to the Intellectual Property of Seller or Seller Subsidiaries Related to the Business that is current, accurate and sufficient in detail and content to identify and explain the Intellectual Property and to allow its full and proper use without reliance on the special knowledge or memory of others.  From time to time after the Closing, at Buyer’s request, CTC and/or Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require, including documentation relating to the Intellectual Property of Seller or Seller Subsidiaries Related to the Business that is current, accurate and sufficient in detail and content to identify and explain the Intellectual Property and to allow its full and proper use without reliance on the special knowledge or memory of others, in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1          Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)          All Authorizations and Orders of, declarations and filings with, and notices to the Bank of Korea required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)          No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.  No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation.

8.2          Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)          The representations and warranties of Seller set forth in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)           Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)           Seller shall execute and deliver to Buyer a certificate (the “Seller Closing Certificate”) of an authorized officer of Seller, dated as of the Closing Date, stating that the conditions specified in Sections 8.2(a) and (b) of this Agreement have been satisfied.

(d)           There shall have been no Material Adverse Effect on the Purchased Assets or the Business.

(e)           Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.2 of this Agreement.

(f)            Buyer shall have received evidence in form and substance reasonably satisfactory to Buyer that all Liens other than Permitted Liens with respect to the Purchased Assets have been released.

(g)           Seller shall have taken such actions as are reasonably necessary to cause Business Employees and their covered dependents to cease participation in all Seller Benefit Plans covering Business Employees in the United States, except with respect to available continuation or conversion coverage pursuant to applicable law and the terms of such Benefit Plans.

(h)           At or prior to Closing, Buyer shall have received a comfort letter, substantially in the form of Exhibit J hereto, executed by TECO-Westinghouse Motor Company, Inc.

(i)           At or prior to Closing, Seller shall have paid in full all of the amounts due under that certain lawsuit filed by Round Rock ISD & City of Round Rock on March 26, 2009.

(j)           At or prior to Closing, Buyer shall have received evidence reasonably acceptable to Buyer that DeWind Energy Development Company LLC owns more than 50% of the Capital Stock of DeWind SW1 Wind Farms, LLC, which such evidence may include (x) an opinion of outside legal counsel confirming such ownership or (y) a resolution of the management committee of DeWind SW1 Wind Farms, LLC confirming such ownership.

8.3          Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:

(a)           The representations and warranties of Buyer set forth in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)           Buyer shall have performed or complied  in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)           Buyer shall execute and deliver to Seller a certificate (the “Buyer Closing Certificate”) of the President of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 8.3(a) and (b) of this Agreement have been satisfied.

(d)           Buyer  shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.

(e)           Seller shall have received a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the Ancillary Agreements to which it is a party, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer.

(f)            If the Closing has not occurred by the 30th day after the date hereof, a nationally recognized investment bank shall have delivered to the board of directors of CTC (or a committee thereof) a written bring-down letter with respect to an opinion provided by such investment bank, which confirms that, as of the Closing Date, the consideration to be received by Seller in connection with the asset sale contemplated hereby is, from a financial point of view, fair to CTC.

ARTICLE IX

TERMINATION

9.1          Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)           by mutual written consent of Buyer and Seller;

(ii)          by Buyer or Seller if:

(A)          the Closing does not occur on or before the 45th day after the date hereof; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)          a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii)         by Buyer if:

(A)          any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B)          there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied; provided, that any such breach is not cured by Seller within 5 Business Days after Seller receives written notice of such breach from Buyer; or

(C)          (x) Seller has not terminated this Agreement pursuant to this Section 9.1(a), (y) the Closing has not occurred by the 30th day after the date hereof and (z) Seller or any of its Subsidiaries has taken any action (or failed to take any action), the result of which would have been a material breach of Section 6.1 or 6.2 but for the provisos thereto; provided that, if Buyer exercises its termination right under this Section 9.1(a)(iii)(C) and both (a) all other conditions precedent under Section 8.1 have either been met or waived and (b) Buyer is not in breach of this Agreement, then Seller shall promptly pay a break-up fee to Buyer equal to $2,000,000; or

(iv)         by Seller if:

(A)          any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; provided that if Seller exercises its termination right under this Section 9.1(a)(iv)(A) because the condition set forth in Section 8.3(f) is incapable of fulfillment and both (a) all other conditions precedent under Section 8.1 have either been met or waived and (b) Buyer is not in breach of this Agreement, then Seller shall, promptly after exercising such termination right, pay a break-up fee to Buyer equal to $2,000,000; or

(B)          there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or  8.3(b) would not be satisfied; provided that any such breach is not cured by Buyer within 5 Business Days after Buyer receives written notice of such breach from Seller.

(b)           The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3          Remedies.  Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation of material facts; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

ARTICLE X

INDEMNIFICATION

10.1        Survival.

(a)           Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, the Ancillary Agreements, any Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of eighteen (18) months.

(b)           All representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing) and 4.2 (Authority and Enforceability) shall survive indefinitely, and Section 4.9 (Taxes) and Section 4.21 (Employee Benefits) shall survive for a period equal to the applicable statute of limitations plus 60 days (after giving effect to any waivers and extensions thereof).  The representations and warranties of Seller contained in 4.3 (Subsidiaries and Related Entities), 4.15 (Intellectual Property), 4.21 (Employee Benefits) and 4.27 (Brokers or Finders), and the representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) shall survive the Closing for a period of three (3) years.

(c)           All covenants and agreements that, by their terms herein, explicitly contemplate performance until a specific date after the Closing Date, shall survive the Closing until a date that is eighteen (18) months after such specific date.  All other covenants and agreements herein shall survive the Closing for a period of eighteen (18) months.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2        Indemnification by Seller and CTC.

(a)           Seller and CTC shall, jointly and severally, indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including reasonable legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:  (i) the failure of any representation and warranty (as qualified by the Seller Disclosure Schedule) or other statement by Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;  (ii) any breach of any covenant or agreement of Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; or (iii) any Excluded Liability including any Pre-Closing Environmental Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability.

(b)           Notwithstanding anything to the contrary contained in this Section 10.2, the Buyer Indemnitees shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 10.2(a):

(i)           only if the amount of Losses with respect to such claim exceeds the amount of $50,000 (any claim involving Losses  equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii)           only if, and then only to the extent that, the aggregate Losses to all Buyer Indemnitees, with respect to all claims for indemnification pursuant to Section 10.2(a) (other than De Minimis Claims), exceed the amount of $150,000 (the “Deductible”), whereupon (subject to the provisions of clause (iii) below) Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

(iii)           only with respect to claims for indemnification under Section 10.2(a) made on or before the expiration of the survival period pursuant to Section 10.1 for the applicable representation, warranty, covenant or agreement, if a survival period is applicable (if the survival period is indefinite, this subsection (iii) shall not apply).

(c)           Notwithstanding anything to the contrary contained in this Section 10.2, the Buyer Indemnitees shall not be entitled to aggregate Losses in excess of the amount of 35% of the amount of the Adjusted Cash Consideration (the “Cap”), except with regard to actual fraud and except for specific performance expressly provided in Section 6.8(c); provided, however, that the Buyer Indemnitees shall be entitled to Losses in excess of the Cap solely to the extent that such Losses arise on or prior to September 30, 2010 under clause (i) of Section 10.2(a) solely with respect to a breach of the representation made by Seller in Section 4.15(n) (“4.15(n) Losses”), but in no event shall the Buyer Indemnitees be entitled to aggregate Losses (including 4.15(n) Losses) in excess of 75% of the amount of the Adjusted Cash Consideration; provided, further, that, if DeWind Ltd. has entered into, or filed for, insolvency proceedings or bankruptcy on or prior to September 30, 2010 (any proceedings arising therefrom, a “Qualified Insolvency Proceeding”), then the Buyer Indemnitees shall be entitled to 4.15(n) Losses in excess of the Cap solely to the extent that such 4.15(n) Losses arise prior to the dissolution of DeWind Ltd. and solely to the extent that such 4.15(n) Losses arise directly from claims asserted by, or on behalf of, DeWind Ltd. in connection with such Qualified Insolvency Proceeding, but in no event shall the Buyer Indemnitees be entitled to aggregate Losses (including 4.15(n) Losses) in excess of 75% of the amount of the Adjusted Cash Consideration.

10.3        Indemnification by Buyer.

(a)           Buyer shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to: (i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby and thereby; and (iii) any failure to perform when due the Assumed Liabilities.

(b)           Notwithstanding anything to the contrary contained in this Section 10.3, the Seller Indemnitees shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 10.3(a):

(i)           only if the amount of Losses is not a De Minimis Claim;

(ii)           only if, and then only to the extent that, the aggregate Losses to all Seller Indemnitees, with respect to all claims for indemnification pursuant to Section 10.3(a) (other than De Minimis Claims), exceed the Deductible, whereupon (subject to the provisions of clause (iii) below) Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

(iii)           only with respect to claims for indemnification under Section 10.2(a) made on or before the expiration of the survival period pursuant to Section 10.1 for the applicable representation or warranty, if a survival period is applicable (if the survival period is indefinite, this subsection (iii) shall not apply).

(c)           Notwithstanding anything to the contrary contained in this Section 10.3 or elsewhere in this Agreement, the Seller Indemnitees shall not be entitled to aggregate Losses in excess of the Cap, except with regard to fraud.

10.4        Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor of such Third Party Claim.  The Indemnitor shall be entitled to participate in such Third Party Claim and shall have the right to defend, conduct and control the defense of the Third Party Claim (“Third Party Defense”) with counsel of its choice; provided, however, that the Indemnitee shall have the right, at the Indemnitee’s expense, to participate in (but not control) such Third Party Defense.  After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 10.4 for any fees of other counsel subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim.  If the Indemnitor does not assume the defense of such Third Party Claim, the Indemnitee shall be entitled to defend, conduct and control the defense of such claim after giving notice to the Indemnitor, and the Indemnitor shall promptly and fully pay for all reasonable costs associated with such defense which are incurred by the Indemnitee, including without limitation, reasonable attorney’s fees.

(b)           If the Indemnitor assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim or Third Party Defense may be effected by the Indemnitor without the Indemnitee’s consent (which consent may not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on or grounds for the basis of, any other claims that may be made against the Indemnitee, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor.  In connection with any Third Party Claim, the Indemnitee hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitor for purposes of any claim that the Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitee with respect to such a claim anywhere in the world.

(c)           Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, Books and Records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article X.

10.5        Indemnification Procedures for Non-Third Party Claims.

(a)           Except with respect to claims of Buyer regarding any Pre-Closing Environmental Liability or claims for a breach of the representation and warranty in Section 4.22 (Environmental), in the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

(b)           With respect to any claim of Buyer that does not involve a Third Party Claim but relates to any Pre-Closing Environmental Liability or a breach of the representation and warranty in Section 4.22 (Environmental) under this Article X (“Environmental Claim”), Buyer shall provide written notice of any Environmental Claim (along with sufficient detail on the nature and extent of the claim) to Seller within 20 Business Days of Buyer becoming aware of any such Environmental Claim.  Seller shall have 20 Business Days after the receipt of any Environmental Claim notice from Buyer to either (i) dispute the validity of the claim or (ii) agree to accept responsibility for the claim.  In the event that Seller agrees to accept responsibility for any Environmental Claim, Seller, at its sole discretion, can elect to take control over any remedy or corrective action that may be required with respect to such claim.  Buyer shall have a right of reasonable participation in any remedy or corrective action performed by Seller under this Section 10.5(b).  Buyer shall only be entitled to indemnification for any Environmental Claim under Section 10.2 to the extent that the remedy or corrective action of the Environmental Claim is required by any Environmental Laws or if Buyer is required by a final order or judgment to pay any damages arising under any applicable Environmental Law.

10.6        Escrow Fund. At the Closing, the Escrow Fund shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement and subject to release of certain amount of the funds upon the expiration of certain time periods all as set forth in more detail therein. At any time that a positive balance of Escrow Funds remains in escrow, to the extent that Buyer has any claims against Seller under this Article X arising from either (i) a breach of Section 4.24 related to any Product warranty for the benefit of Enerserve Limited or (ii) a breach of Section 4.15, Buyer’s sole recourse with respect to such claim shall be a claim against the Escrow Funds until the Escrow Funds are depleted (thereafter, Buyer may make claims against Seller).

10.7        General.

(a)           The amount which the Indemnitor is or may be required to pay to any Indemnitee pursuant to this Article X shall be reduced (retroactively, if necessary) by any insurance proceeds, or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Losses; provided that, to the extent that any Buyer Indemnitee would be entitled to recover any insurance proceeds in connection with any insurance benefits that are Purchased Assets, the amount which the Indemnitor is or may be required to pay to any Buyer Indemnitee pursuant to this Article X shall be reduced (retroactively, if necessary) by the amount of such entitled insurance proceeds (whether or not actually recovered) that would reduce the related Losses.  If an Indemnitee shall have received the payment required by this Agreement from the Indemnitor in respect of Losses and shall subsequently receive insurance proceeds, or other amounts in respect of such Losses (or shall become entitled to insurance proceeds described in the proviso to the proceeding sentence), then such Indemnitee shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds, or other amounts actually received.  The parties agree that any indemnity payments by Seller shall be treated as an adjustment of the Purchase Price.  Nothing in this Section 10.7(a) shall obligate any Indemnitee to obtain any insurance recovery in connection with any Losses.

(b)           Each Indemnitee shall be obligated in connection with any claim for indemnification under this Article X to use all commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses; provided that no failure to mitigate will relieve an Indemnitor of its obligations under this Article X to pay any amounts to which such Indemnitor would have otherwise been obligated to pay under this Article X had such Indemnitee mitigated such Losses.

(c)           Subject to the rights of any insurance carriers contemplated in Section 10.7(a), the Indemnitor shall be subrogated to any right of action that the Indemnitee may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(d)           The indemnification provided in this Article X shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except with regard to fraud and except as otherwise expressly provided in Section 6.8(c).  Without limiting the foregoing, the rights and remedies of Buyer with respect to any Pre-Closing Environmental Liability or any other matter arising under or relating to Environmental Laws shall be governed exclusively by Article X, and Buyer hereby waives and releases any and all claims at Law or in equity it may have with respect to any Pre-Closing Environmental Liability or any other matter arising under or relating to Environmental Laws.

(e)           No item included in the Closing Net Asset Statement or included in the calculation of the Deficit Amount or the Excess Amount (as the case may be) shall constitute Losses for purposes of this Article X.

ARTICLE XI

MISCELLANEOUS

11.1        Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Daewoo Shipbuilding & Marine Engineering Co., Ltd.
85, Da-dong, Jung-gu
Seoul, 100-180
Korea
Attn: Y. Y. Koh
Facsimile: +182 (2) 2129-0079

With a required copy to:

Reed Smith LLP
1510 Page Mill Road, Suite 110
Palo Alto, CA 94304
Attn: Catharina Y. Min
Facsimile: 650.352.0699

If to Seller, to:

DeWind, Inc.
2026 McGaw Ave.
Irvine, CA 92614
Attention: Michael McIntosh
Facsimile: (949) 660-1533

with a required copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017
Attention:  Neil Wertlieb
Facsimile:  (213) 892-4710

If to CTC, to:

Composite Technology Corporation
2026 McGaw Ave.
Irvine, CA 92614
Attention: Michael McIntosh
Facsimile: (949) 660-1533

with a required copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017
Attention:  Neil Wertlieb
Facsimile:  (213) 892-4710

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2        Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the preceding sentence, any amendment of this Agreement which creates or modifies obligations for CTC will also require the prior consent of CTC.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3        Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

11.4        Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.5        Governing Law.  This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

11.6        Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) Los Angeles County, California, and (b) the United States District Court for the District of Central California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.7        Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.8        Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.9        Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.10      Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11      Severability.  Subject to Section 6.8(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12      Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.13      Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)          The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)          The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)          The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h)          All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

By:	/s/ Sang Tae Nam
Name:
Title:

DEWIND, INC.

By:	/s/ Benton Wilcoxon
Name:
Title:

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ Benton Wilcoxon
Name:
Title:

Execution Version

LIST OF OMITTED SCHEDULES AND EXHIBITS

The Schedules and Exhibits listed below have been omitted from this filing. The issuer will furnish supplementally to the Commission, upon request, a copy of any omitted Schedule or Exhibit.

SELLER SCHEDULES

SCHEDULE 2.1(a)	INVENTORY
SCHEDULE 2.1(b)	EQUIPMENT
SCHEDULE 2.1(c)	SELLER INTELLECTUAL PROPERTY
SCHEDULE 2.1(d)	CONTRACTS RELATED TO THE BUSINESS
SCHEDULE 2.1(e)	ACCOUNTS RECEIVABLE
SCHEDULE 2.1(f)	BUSINESS AUTHORIZATION
SCHEDULE 2.1(g)	BOOKS AND RECORDS
SCHEDULE 2.1(h)	CLAIMS
SCHEDULE 2.1(i)	INSURANCE BENEFITS
SCHEDULE 2.1(j)	PREPAID EXPENSES
SCHEDULE 2.1(k)	DEPOSITS
SCHEDULE 2.2(b)	EXCLUDED CONTRACTS
SCHEDULE 2.2(e)	EXCLUDED ASSETS, PROPERTY, AND RIGHTS
SCHEDULE 2.3(d)	ADDITIONAL ASSUMED LIABILITIES

SELLER DISCLOSURE SCHEDULES

SECTION 4.1	GOOD STANDING
SECTION 4.3(b)	SUBSIDIARIES AND RELATED ENTITIES
SECTION 4.4(a)	CONSENTS
SECTION 4.5	FINANCIAL STATEMENTS
SECTION 4.6	UNDISCLOSED LIABILITIES
SECTION 4.9	TAXES
SECTION 4.11(a)	BUSINESS AUTHORIZATIONS
SECTION 4.12(a)	PERSONAL PROPERTY
SECTION 4.12(b)	TITLE TO PERSONAL
SECTION 4.12(d)	PERMITTED LIENS
SECTION 4.14(b)	LEASED REAL PROPERTY
SECTION 4.15(b)	SELLER OWNED INTELLECTUAL PROPERTY
SECTION 4.15(c)	IN-BOUND LICENSES
SECTION 4.15(d)	OUT-BOUND LICENSES
SECTION 4.15(g)	INTELLECTUAL PROPERTY PROCEEDINGS
SECTION 4.15(j)	INTELLECTUAL PROPERTY (RIGHTS, CLAIMS OR INTEREST BY OTHER PERSON)
SECTION 4.17(a)	MATERIAL CONTRACTS
SECTION 4.17(b)&(c)	CONTRACTS
SECTION 4.19(a)	LITIGATION
SECTION 4.20(a)	SELLER BENEFIT PLANS
SECTION 4.20(i)	FOREIGN BENEFIT PLANS
SECTION 4.21(a)	BUSINESS EMPLOYEES
SECTION 4.22	ENVIRONMENTAL LIABILITY
SECTION 4.23(a)	INSURANCE
SECTION 6.1	CONDUCT OF BUSINESS
SECTION 6.2	NEGATIVE COVENANTS
SECTION 7.4(b)(i)	GERMAN EMPLOYEE LIST
SECTION 7.9	PARENT GUARANTEES

BUYER DISCLOSURE SCHEDULES

SECTION 5.3(a)	NO CONFLICTS; CONSENTS
SECTION 5.9	COMPLETENESS OF DISCLOSURE

Exhibits

Exhibit A	BILL OF SALE
Exhibit B	ASSIGNMENT AND ASSUMPTION AGREEMENT
Exhibit C	INTELLECTUAL PROPERTY ASSIGNMENT
Exhibit D	ESCROW AGREEMENT
Exhibit E	SHARE TRANSFER AGREEMENT (for shares in DeWind Purchasing GmbH)
Exhibit F	BASE NET ASSET CALCULATION
Exhibit G	TRANSITION SERVICES AGREEMENT
Exhibit H	DEWIND LTD. PURCHASE AGREEMENT
Exhibit I	613a LETTER FOR GERMAN EMPLOYEES
Exhibit J	COMFORT LETTER